Exhibit 4.12
APRICUS BIOSCIENCES, INC.
AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK

This Amendment to Warrant to Purchase Common Stock (this “Amendment”), dated as of March 21, 2018 (the “Effective Date”), is being entered into by and between Apricus Biosciences, Inc., a Nevada corporation (the “Company”) and ____________________________ (the “Holder”).
WHEREAS, the Holder is the record and beneficial owner of certain warrants (the “Outstanding Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) set forth on Exhibit A hereto, issued pursuant to subscription agreements dated February 10, 2015 and January 12, 2016 by and among the Company and the Holder; and
WHEREAS, the Company and the Holder have agreed to amend the Outstanding Warrants in the manner provided in this Amendment (the Outstanding Warrants, as so amended, the “Warrants”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein below and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, the Holder and the Company hereby agree as follows:
1. Capitalized Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Outstanding Warrants.
2. Amendments.
(a)    Section 1(a) of the Outstanding Warrants is amended by inserting the following paragraph at the end of such section:
“For the avoidance of doubt, there is no circumstance that would require the Company to net cash settle the Warrant.”
(b)    Section 1(b) of the Outstanding Warrants is amended and replaced in its entirety with the following:
“1(b)    Exercise Price.     For purposes of this Warrant, “Exercise Price” means $0.71 per share of Common Stock, subject to adjustment as provided herein.”
(c)    Section 1(c) of the Outstanding Warrants is amended and replaced in its entirety with the following:
“1(c)     Cashless Exercise. Notwithstanding anything contained herein to the contrary, if at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance and resale of the Warrant Shares to or by the Holder, the Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, shall elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):
Net Number =        (A x B) - (A x C)
                B

For purposes of the foregoing formula:
A=    the total number of shares with respect to which this Warrant is then being exercised.

B=	the Weighted Average Price of the shares of Common Stock (as reported by Bloomberg) on the date immediately preceding the date of the Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.”
3. Delay in Exercisability. The Holder agrees not to exercise the Warrants until the earlier of (a) the effectiveness of the registration statement on Form S-3 (File No. 333-223353) registering the resale of the Warrant Shares and (b) 45 days from the Effective Date.
4. No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Warrants shall remain unchanged and in full force and effect.
5. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.
6. Counterparts. This Amendment may be executed in the original or by facsimile in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representatives.

APRICUS BIOSCIENCES, INC.
By:__________________________________
Its:___________________________________

HOLDER
By:___________________________________
Its:____________________________________

Exhibit A

Outstanding Warrants to be Amended

Warrant No.	Holder	Issuance Date	Shares Underlying Warrant

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